Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VENTAS, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Ventas, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1.            The first sentence of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) is hereby amended and restated in its entirety to read as follows:

“The total number of shares of stock that the Corporation shall have authority to issue is 1,210,000,000 shares, of which 1,200,000,000 shall be shares of common stock, having a par value of twenty-five cents per share (the “Common Shares”), and 10,000,000 shall be shares of preferred stock, having a par value of one dollar per share (the “Preferred Shares”).”

2.            The foregoing amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf by its duly authorized officer this 14th day of May, 2025.

By:	/s/ Carey S. Roberts
Name:	Carey S. Roberts
Title:	Executive Vice President, General Counsel, Ethics and Compliance Officer and Corporate Secretary

[Signature Page to Certificate of Amendment – Authorized Share Increase]